Exhibit 99.1

  Occupational Health + Rehabilitation Inc Reports its 2003 Financial Results

     HINGHAM, Mass.--(BUSINESS WIRE)--April 2, 2004--Occupational Health + Rehabilitation Inc ("OH+R") (OTCBB:OHRI) reported financial results for the fourth quarter and calendar year ended December 31, 2003.

     Year 2003 Highlights

     -- Revenue of $53,538,000 versus $56,949,000 in 2002.

     -- Center operating profits of $7,229,000 versus $7,146,000 in 2002.

     -- Income from operations of $1,127,000 versus $1,251,000 in 2002.

     -- Net loss of $231,000 versus net income of $143,000 in 2002.

     -- EBITDA of $1,717,000 versus $1,767,000 in 2002.

     Quarter Highlights

     -- Revenue of $13,486,000 versus $14,090,000 in 2002.

     -- Center operating profits of $1,901,000 versus $1,638,000 in 2002.

     -- Income from operations of $519,000 versus $202,000 in 2002.

     -- EBITDA of $667,000 versus $385,000 in 2002.

     -- Net income of $43,000 versus net loss of $47,000 in 2002.

     John C. Garbarino, OH+R's President and Chief Executive Officer, said "2003 was a difficult year, one in which the anticipated positive effects on our business of a gradually expanding economy took longer to materialize than we had expected. Nevertheless, it was a year of considerable achievement. We acquired nine occupational health centers we had previously managed and, late in the year, opened a new center in Augusta, Maine. We also improved our operating margins and strengthened our balance sheet.
     "In January 2003, we acquired four occupational health centers in Connecticut which we had previously managed and simultaneously terminated a long-term management contract for seven mixed use, low margin, centers. In Tennessee, we exited the unprofitable urgent care market in March, and in May acquired five of the centers we had previously managed. During the latter half of the year, we increased prices on various medical services and procedures. The effect of these actions is reflected in our fourth quarter operating margins of 14.1%, as compared to 11.6% in 2002, and an increase of $317,000 in income from operations for the quarter versus the prior year. As a result, we were able to report a small profit for the quarter in contrast to a small loss in the prior year.
     "The improved operating performance has yet to translate into a substantial increase in net income largely because of an increase in interest expense as a result of the repurchase in March 2003 of our outstanding Series A preferred stock. The arrangement included a cash payment of $2.7 million, issuance of $2.7 million of subordinated promissory notes payable in three equal installments between March 24 and September 24, 2004, and issuance of 1.6 million shares of common stock. In the short term, this transaction will utilize a large portion of our cash flow while also negatively impacting our bottom line. Longer term, we believe it will significantly enhance shareholder value.
     "On March 24, 2004, we elected to repay half of the $900,000 due on the promissory notes in order to conserve cash resources for operating purposes. Under the terms of the notes, the interest rate on the remaining unpaid principal and interest of $2,286,000 increases to 15% from 8% until the default is cured. The waivers we obtained from the affected parties cover this and any similar default that may occur through March 31, 2005 in the event we make additional partial payments. We do, however, expect to repay the notes in full this calendar year.
     "We are encouraged that the improving underlying trends evident in our business during the last quarter of 2003 have continued into 2004. Same center revenue for the first two months of this year for occupational health services was up 14% over the prior year. While much of the increase was price driven, we are seeing a pick up in new injury visits, a key business indicator. If we continue to focus on aggressively increasing our market share, adhering to our clinical model, and maintaining a tight control on our costs, we believe we shall produce much improved financial results for the year."

     OH+R is a leading occupational healthcare provider specializing in the prevention, treatment, and management of work-related injuries and illnesses, as well as regulatory compliance services. The company operates 36 occupational health centers, and also delivers workplace health services at employer locations throughout the United States. OH+R's mission is to reduce the cost of work-related injuries and illnesses, and other healthcare costs for employers while improving the health status of employees through high quality care and extraordinary service. OH+R is expanding its network of service delivery sites, principally through joint ventures with hospitals and development of its workplace health programs.

     Statements contained in this release that are not based on historical information are forward looking statements subject to uncertainties and risks, including, but not limited to, economic conditions, the impact of competition, and other factors discussed in OH+R's filings with the Securities and Exchange Commission.

                    OCCUPATIONAL HEALTH + REHABILITATION INC
                         Unaudited Financial Highlights
                    (in thousands, except per share amounts)

                       Statements of Operations

                                 Three Months Ended     Year Ended
                                     December 31,       December 31,
                                    2003     2002      2003     2002

Revenue                            $13,486  $14,090  $53,538  $56,949

Center operating profit             $1,901   $1,638   $7,229   $7,146

Operating margin                      14.1%    11.6%    13.5%    12.5%

Income from operations                $519     $202   $1,127   $1,251

Net income (loss)                      $43     $(47)   $(231)    $143

EBITDA                                $667     $385   $1,717   $1,767

Net (loss) income available to
 common shareholders - basic           $43    $(217)   $(377)   $(537)

Net income (loss) per common share
 - basic and diluted                 $0.02   $(0.14)  $(0.14)  $(0.36)

Weighted average common
 shares outstanding
 - basic and diluted                 3,088    1,480    2,727    1,480


                                 Balance Sheets


                                           December 31,  December 31,
                                               2003         2002
Assets:
        Cash                                  $1,744      $1,674
        Accounts receivable, net               8,771       9,736
        Other current assets                   1,503       1,553
        Non-current assets                    12,081      11,434
                                             $24,099     $24,397

Liabilities and Stockholders' Equity:
        Current liabilities                  $15,150      $8,914
        Long-term debt                         1,705       1,982
        Deferred credit                            -         530
        Minority interests                     1,430       1,422
        Redeemable preferred stock                 -      10,653
        Stockholders' equity                   5,814         896
                                             $24,099     $24,397


    CONTACT: Occupational Health + Rehabilitation Inc
             John C. Garbarino, 781-741-5175
             President and Chief Executive Officer
             or
             Keith G. Frey, 781-741-5175
             Chief Financial Officer